Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-216693
333-216693-01

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated March 8, 2018)

POWERSHARES DB DOLLAR INDEX TRUST

POWERSHARES DB US DOLLAR INDEX BEARISH FUND

196,882,020 Common Units of Beneficial Interest

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated March 8, 2018 (the “Prospectus”). This Supplement No. 1 is being filed to reflect the addition of John Galateria as a principal of Invesco Advisers Inc. (“Invesco Advisers”) effective February 23, 2018. In addition, the following biography for Mr. Galateria is to be included with the “Invesco Advisers Inc.” section of the Prospectus, which begins on page 74 and provides the biographies of other principals of Invesco Advisers:

John Galateria (53) joined Invesco Ltd. in November 2016 and serves as Head of North America Institutional. In that capacity, he oversees business development efforts across all institutional channels. From January 2014 to November 2016, Mr. Galateria served as head of the North American institutional business at JP Morgan Asset Management, a global asset management firm. In that role, he was responsible for direct sales, relationship management, consultant relations, and marketing strategy. From January 2011 to January 2014, he served as Head of Defined Contribution and Investment Solutions for JP Morgan Asset Management. Mr. Galateria earned a BA degree from the University of Richmond. Mr. Galateria was listed as a principal of Invesco Advisers on February 23, 2018.

Supplement No. 1 should be read together with the Prospectus.

Shares of the Fund are listed on NYSE Arca, Inc. under the symbol “UDN.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 14 of the Prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense. The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is April 4, 2018.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBUDN-PRO-1-SUP-1